Exhibit 5.1

35 Vantage Point Drive, Rochester NY 14624 • 800-828-1470 • Transcat.com

August 17, 2023

Transcat, Inc.

35 Vantage Point Drive

Rochester, New York 14624

Ladies and Gentlemen:

I am General Counsel, Vice President of Corporate Development and Corporate Secretary of Transcat, Inc., an Ohio corporation (the “Company”), and have acted as counsel to the Company in connection with its filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) registering the resale by the selling stockholders of up to 271,820 shares (the “Resale Shares”) of the Company’s common stock, par value $0.50 per share (“Common Stock”).

In connection with the foregoing, I have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as I have deemed relevant or necessary for the purpose of rendering the opinion expressed herein. As to questions of fact material to this opinion, I have, to the extent deemed appropriate, relied on certificates and other communications of public officials. I have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by me, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, and subject to the additional qualifications set forth below, I am of the opinion that the Resale Shares were validly issued, fully paid and are non-assessable.

The opinion expressed herein is limited exclusively to the applicable provisions of the Ohio General Corporation Law as currently in effect, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

I consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and I assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the changes may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ James M. Jenkins
James M. Jenkins
General Counsel, Vice President of Corporate Development and Corporate Secretary